EXHIBIT 99.1

WASTE INDUSTRIES USA, INC. Announces Delayed Filing of Form 10-K

Raleigh, NC, Wednesday, April 1, 2005 /PRNewswire/ — Waste Industries USA, Inc. (NASDAQ: WWIN), a regional, non-hazardous solid waste services company, today announced that late in the preparation of its Form 10-K for the fiscal year ended December 31, 2004, it became aware of circumstances that existed at December 31, 2004 that raised substantial doubt as to the collectibility of certain accounts receivable from a major customer. As a result, Waste Industries expects to report net income of $11.8 million, or $0.86 per diluted share, for the year ended December 31, 2004 which is approximately $1.4 million less than the net income of $13.2 million, or $0.97 per diluted share, reported in its press release dated March 2, 2005.

Due to the late date that Waste Industries became aware of this circumstance, it has filed with the Securities and Exchange Commission an extension for the filing of its Form 10-K. Waste Industries expects to file its Annual Report on Form 10-K on or before April 15, 2005.

Waste Industries USA, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Georgia, Tennessee, and Florida.

This press release may contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the statement will include words such as the Company “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to risks and uncertainties, such as managing growth, risks in the development and operation of landfills, weather conditions and economic trends that could cause actual results to differ materially from those currently anticipated. Consider these factors carefully in evaluating the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Any forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements.